Exhibit 99.A5B

FOR IMMEDIATE RELEASE
Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LABORATORY CORPORATION OF AMERICA® HOLDINGS ANNOUNCES

RESULTS OF OFFER TO PURCHASE ITS ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2021

BURLINGTON, NORTH CAROLINA, September 12, 2011—Laboratory Corporation of America® Holdings (NYSE: LH) (“LabCorp”) announced today the results of its offer (the “Offer”) to purchase its Zero Coupon Convertible Subordinated Notes due 2021 (the “Notes”) for cash. The Offer was required pursuant to the terms of the indenture under which the Notes were issued and was first announced on August 11, 2011.

LabCorp has been advised by the paying agent, The Bank of New York Mellon (formerly known as The Bank of New York), that no Notes were tendered pursuant to the Offer. The holders’ right to surrender Notes expired at 5:00 p.m., New York City time, on Friday, September 9, 2011. Following the Offer, approximately $169,530,000 in aggregate principal amount of the Notes remain outstanding.

LabCorp will file an amendment to the Tender Offer Statement on Schedule TO-I/A with the Securities and Exchange Commission (“SEC”) today. Materials filed with the SEC are available without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge through the Investor Relations portion of LabCorp’s website at www.labcorp.com.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities of LabCorp. The offer to purchase the Notes was made only pursuant to the Company Notice and related materials filed with the SEC on August 11, 2011.

Questions relating to the Company Notice and related materials should be directed to The Bank of New York Mellon by calling Mr. David Mauer at (212) 815-3687. The address is: Bank of New York Mellon Corporation, Corporate Trust – Reorganization Unit, Attn: Mr. David Mauer, 101 Barclay Street – 7 East, New York, NY 10286.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

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